Exhibit 10.82

AMENDMENT TO EMPLOYMENT AGREEMENT DATED MAY 17, 2000 BETWEEN CORTEX PHARMACEUTICALS AND JAMES H. COLEMAN

This Amendment, effective as of January 1, 2004, hereby amends Section 6(a) and 6(d) as follows:

“6 Compensation. As compensation for the services to rendered hereunder, the Company agrees as follows:

(a) Effective January 1, 2004, to pay the Executive an annual salary of $210,000 per annum, subject to increase based on annual review by the Compensation Committee of the Board of Directors.

(b) Executive will also be eligible to receive an incentive bonus of between 0% and 50% of his annual base salary based upon review of Executive’s performance and achievements by his immediate supervisor, and Company performance, in the year under consideration. Whether such bonus shall be paid in any given year and the amount of such bonus shall be determined by your immediate supervisor, subject to review and approval by the Compensation Committee of the Board of Directors. Such bonus shall accrue and be paid only if the Board of Directors in its sole discretion determines that the Company has sufficient financial resources to do so.

IN WITNESS HEREOF, the parties hereto have executed this Amendment to Employment Agreement to be effective as of the day and year first above written.

CORTEX PHARMACEUTICALS, INC.

/s/ Roger G. Stoll
Roger G. Stoll, Ph.D.
President and Chief Executive Officer

EXECUTIVE

/s/ James H. Coleman
James H. Coleman